UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 31, 2011

SALIX PHARMACEUTICALS, LTD.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-23265	94-3267443
(Commission File Number)	(IRS Employer ID Number)

1700 Perimeter Park Drive, Morrisville, North Carolina 27560

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (919) 862-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Development, Commercialization and License Agreement

On March 31, 2011, Salix’s subsidiary Salix Pharmaceuticals, Inc. entered into an Amended and Restated Development, Commercialization and License Agreement (the “License Agreement”) with Lupin Ltd. The License Agreement replaces in its entirety the original agreement between the parties dated as of September 30, 2009 (the “Original License Agreement”). Under the Original License Agreement, Salix and Lupin are collaborating with respect to the development of a product incorporating rifaximin and utilizing Lupin’s proprietary bioadhesive drug delivery technology, or any other bioadhesive for purposes of gastrointestinal drug delivery (the “Licensed Bioadhesive Product”), for commercialization in the United States for human use. The License Agreement expands the collaboration between Salix and Lupin to extend worldwide (other than India) and to include not only the Licensed Bioadhesive Product but all rifaximin products covered by Lupin technology or technology jointly developed by Lupin and Salix (“Licensed Products”).

Under the License Agreement, Lupin has granted Salix exclusive worldwide rights (except for India) to exploit Licensed Products for human use. Lupin also has agreed to certain specific limitations on its right to sell or distribute rifaximin to persons other than Salix and its Affiliates. Such limitations continue in effect for so long as any one of the License Agreement, the API Supply Agreement or the Finished Product Supply Agreement continues in force.

In connection with the signing of the License Agreement, Salix must pay Lupin an upfront fee of $10 million. Salix is also obligated to pay up to $53 million in respect of U.S. regulatory milestones relating to Licensed Products covered by Lupin or jointly-held patents, as well as royalties in a percentage in the low teens of net sales of Licensed Products covered by Lupin or jointly-held patents during the royalty term. Royalty rates are subject to reduction and set-offs in certain circumstances. If Salix intends to commercialize a Licensed Product that is covered by Lupin or jointly-held patents outside the United States, then Salix and Lupin are required to negotiate to establish terms and conditions in respect of the consideration to be paid to Lupin in connection with such commercialization.

During the first three years of the License Agreement, Salix must pay Lupin a minimum quarterly payment unless specified payments by Salix to Lupin during that quarter exceed that amount. The payments that are credited against the minimum quarterly consideration target consist of milestone payments, royalties, markups under the Finished Product Supply Agreement (described below), amounts paid by Salix to Lupin for development services less Lupin’s cost of providing such services, and markups above manufacturing cost payable by Salix to Lupin pursuant to subsequently agreed supply arrangements, but exclude the up-front fee and payments under the API Supply Agreement (described below). Payments made by Salix and received by Lupin in respect of shortfalls in quarterly consideration targets are to be trued up on an annual basis.

The term of the License Agreement continues until the later of the expiration of Salix’s obligations to pay royalties in respect of Licensed Products covered by Lupin or jointly-held patents and the tenth anniversary of the License Agreement. The royalty terms with respect to any Licensed Bioadhesive Product in a particular country other than India will end upon the commercial introduction by a third party of an approved prescription product in that country containing rifaximin and utilizing bioadhesive technology or, if earlier, the later of (1) the 10th anniversary of the first commercial sale of the Bioadhesive Rifaximin Product in that country and (2) the first date on which there is no longer (i) a valid relevant patent claim in that country or (ii) any data exclusivity with respect to the bioadhesive rifaximin product in that country. The royalty terms with respect to any non-bioadhesive products in a particular country terminate upon the earlier of the first commercial sale in that country of a competitive prescription product containing rifaximin or the first date on which the exploitation of the product would no longer infringe a relevant Lupin patent.

Either party may terminate the License Agreement due to the insolvency of, or a material breach of the agreement by, the other. Lupin may terminate the License Agreement upon termination of the API Supply Agreement (other than by Salix due to Lupin’s breach). Salix may terminate the agreement if any regulatory authority in the United States requires or causes the withdrawal of a Salix prescription rifaximin product, upon the commercial sale or distribution in the United States of a third party of an unauthorized generic version of any Salix prescription rifaximin product, or if Salix determines that it is not feasible or desirable to pursue the development and commercialization of the licensed product for reasons relating to the identity of any successor to Lupin. In addition, Salix may terminate the License Agreement for convenience, but must in connection with any such termination occurring prior to the third anniversary of the License Agreement pay Lupin an amount equal to the aggregate quarterly Lupin quarterly consideration targets for the full initial three-year period less any amounts paid or payable by Salix prior to termination by way of creditable consideration realized by Lupin or payments made by Salix to Lupin in respect of any consideration shortfalls. If a Licensed Product that has been designated for development in connection with the collaboration receives regulatory approval in the U.S., then Salix is entitled to royalties of a mid-single digits percentage of net sales of such Licensed Product worldwide (other than India) by Lupin and its licensees for ten years following the date of termination of the License Agreement.

Under the License Agreement, Salix and Lupin will continue in effect the joint steering committee established under the Original License Agreement to oversee and coordinate the development and other exploitation of Licensed Products for human uses worldwide (other than India). Salix has the sole responsibility and authority for clinical trials, regulatory approvals and commercialization of Licensed Products worldwide (other than India), and must engage in defined minimum development and commercialization efforts.

Pursuant to the License Agreement, Salix has granted to Lupin an exclusive license to Salix technology arising from the collaboration and a non-exclusive right of reference to Salix regulatory documentation for the development and commercialization of the Licensed Bioadhesive Product in India for all uses and worldwide for non-human use.

Salix and Lupin will jointly own all improvements jointly developed under the License Agreement, with Salix having the right to exploit such improvements in respect of Licensed Products for human use worldwide (other than India) and Lupin having the right to exploit such improvements in respect of Licensed Products in India for all uses and worldwide for non-human use. Salix will own and retain all right and title to the product trademarks.

First Amendment to Rifaximin Manufacturing and Supply Agreement

Simultaneously with the execution of the License Agreement, Salix and Lupin entered into an amendment to the Rifaximin Manufacturing and Supply Agreement, dated September 30, 2009 (the “Original API Supply Agreement”). We refer to the Original API Supply Agreement as amended by such amendment as the API Supply Agreement. The amendment updates invention-related provisions in the Original API Supply Agreement so as to coordinate them with the expanded scope of the collaboration established by the License Agreement.

Finished Product Manufacturing and Supply Agreement

Simultaneously with the execution of the License Agreement, Salix and Lupin entered into a Finished Product Manufacturing and Supply Agreement, which we refer to herein as the Finished Product Supply Agreement. Under the agreement, Salix will exclusively purchase from Lupin, and Lupin will supply to Salix, all of Salix’s requirements of Licensed Products covered by Lupin or jointly-held patents for marketing, sale and distribution by Salix under the License Agreement. However, Salix may source a portion of its requirements of relevant products from a source other than Lupin as necessary to secure and maintain, as it determines in consultation with Lupin, a viable second source.

The purchase price for each product covered by the Finished Product Supply Agreement will be Lupin’s manufacturing cost for such product, increased by a specified markup.

The Finished Product Supply Agreement expires on the first date following the first date on which Salix expects to require commercial supply of a product thereunder when there is no longer a product to which the Finished Product Supply Agreement applies. The agreement will cease to apply in respect of each product on a product-by-product basis on the earlier of (i) the fifth anniversary of the first date on which Salix expect to require commercial supply for such product and (b) the third anniversary of the commercial sale in the United States of an unauthorized generic version of such product.

Either party may terminate the Finished Product Supply Agreement due to the insolvency of, or a material breach of the agreement by, the other party, if the continued operation of the agreement is prohibited, prevented or delayed as a result of a governmental order, or upon the occurrence of an uncured force majeure event. Salix may terminate the agreement if regulatory authorities require or cause the withdrawal of any product or upon the termination of the License Agreement. Lupin may terminate the agreement following its termination of the License Agreement pursuant to specified provisions of the License Agreement. Lupin may also terminate the agreement should the quantity of Salix’s purchase orders, in the aggregate, drop below specified thresholds for a specified period.

* * * * *

Detailed descriptions of the Original License Agreement and the Original API Supply Agreement are included in Salix’s Current Report on Form 8-K filed October 5, 2009. Copies of the said agreements were filed on November 9, 2009, as Exhibits 10.67 and 10.68, respectively, to Salix’s Quarterly Report on Form 10-Q.

The descriptions of the License Agreement, the amendment to the Original API Supply Agreement, and the Finished Product Supply Agreement provided above are qualified in their entirety by reference to the full and complete terms contained in the License Agreement, the amendment to Original API Supply Agreement, and the Finished Product Supply Agreement, which will be filed as exhibits to Salix’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011.

Item 8.01.	Other Events.

On April 6, 2011, Salix issued a press release announcing its entry into the License Agreement. A copy of this press release is attached as Exhibit 99.1.

On April 4, 2011, Salix issued a press release announcing the International Liver Congress™ 2011 of the European Association for the Study of the Liver served as the venue for a presentation describing the investigation of rifaximin. A copy of this press release is attached as Exhibit 99.2.

The information in this Item 8.01, including Exhibits 99.1 and 99.2, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated April 6, 2011.

99.2	Press release dated April 4, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

SALIX PHARMACEUTICALS, LTD.

Date: April 6, 2011	/s/ Adam C. Derbyshire
Adam C. Derbyshire
Executive Vice President and Chief Financial Officer